OnDeck Announces Pricing of $125 Million Securitization

NEW YORK, November 8, 2019 - On Deck Capital, Inc. (“OnDeck”) (NYSE:ONDK), the leader in online lending to small business, announced today that it has priced $125 million initial principal amount of Series 2019-1 Fixed Rate Asset-Backed Notes (the “Notes”) in a private securitization transaction. The Notes, which will be issued in five classes, were priced with a weighted average fixed interest rate of 3.04% per annum. It is expected that DBRS, Inc., in satisfaction of one of the closing conditions, will rate the Notes at closing. The anticipated AAA(sf) DBRS rating for the Class A Notes would be the highest rating ever for a class of notes in an asset-backed securitization of small business loans in the online lending industry. All of the Notes have a legal final payment date in November 2024, and certain other details are reflected below:

	Class A	Class B	Class C	Class D	Class E
Initial Principal Amount:	$86,300,000	$8,200,000	$9,300,000	$13,300,000	$7,900,000
Fixed Interest Rate (per annum):	2.65%	3.14%	3.33%	4.02%	5.15%
Anticipated DBRS Rating:	AAA(sf)	AA(sf)	A(sf)	BBB(sf)	BB(high)(sf)

“This highly successful securitization, our fourth since 2014, advances our mission of providing credit for small businesses while further reducing our cost of funds," said Ken Brause, Chief Financial Officer, OnDeck. “The transaction marks many milestones for OnDeck, including the first AAA-rated tranche for an online small business loan securitization and the inclusion of lines of credit in our master trust collateral. It also demonstrates that institutional investors recognize OnDeck's proven success as a small businesses lender with over twelve years of historical performance and over $12 billion lent,” he added.

The Notes will be issued by OnDeck Asset Securitization Trust II LLC (the “Issuer”), a wholly-owned subsidiary of OnDeck, and will be secured by and payable from a revolving pool of OnDeck small business term loans and lines of credit. The Issuer will be the sole obligor of the Notes; the Notes will not be obligations of or guaranteed by OnDeck or any of its other subsidiaries. OnDeck will act as the servicer of the loans securing the Notes. The Issuer will use the net proceeds of the Notes to purchase small business loans from OnDeck that will be pledged as collateral for the Notes. OnDeck will use the money it receives from the Issuer for general corporate purposes including debt repayment.

“We are thrilled to further strengthen our liquidity with this latest securitization,” said Jordan Hudis, OnDeck Capital Markets. The expected AAA senior rating is a testament to the consistency of our portfolio performance, the strength of OnDeck’s business model and maturation of the online small business lending sector.”

The transaction is scheduled to close on November 15, 2019, subject to customary closing conditions.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes were offered and are only being sold to qualified institutional buyers under Rule 144A under the Securities Act and, in the case of the Class A, Class B, Class C and Class D Notes, to persons outside the United States pursuant to Regulation S under the Securities Act.

This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About OnDeck

OnDeck (NYSE: ONDK) is the proven leader in transparent and responsible online lending to small business. Founded in 2006, the company pioneered the use of data analytics and technology to make real-time lending decisions and deliver capital rapidly to small businesses online.  Today, OnDeck offers a wide range of term loans and lines of credit customized for the needs of small business owners.  The company also offers bank clients a comprehensive technology and services platform that facilitates online lending to small business customers through ODX, a wholly-owned subsidiary. OnDeck has provided over $12 billion in loans to customers in 700 different industries across the United States, Canada and Australia. The company has an A+ rating with the Better Business Bureau and is rated 5 stars by Trustpilot. For more information, visit www.ondeck.com.

About Credit Ratings

Credit ratings are opinions of the relevant rating agency. They are not facts and are not opinions of OnDeck. They are not recommendations to purchase, sell or hold any securities and if issued can be changed or withdrawn at any time.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “proposed,” "will," "enables," "expects," "allows," "continues," "believes," "anticipates," "estimates" or similar expressions. These include statements regarding the scheduled closing of the offering of Notes, the expectation of ratings from DBRS, Inc. on the Notes and the proposed use of proceeds. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results differing from our forward-looking statements include risks relating to: failure of DBRS to rate the Notes at the anticipated ratings levels, which is a closing condition, or at all; changes in the financial markets, including changes in credit markets, interest rates, securitization markets generally and our proposed securitization in particular; the willingness of investors to buy the Notes; adverse developments regarding OnDeck, its business or the online or broader marketplace lending industry generally, any of which could impact what credit ratings, if any, are issued with respect to the Notes; the extended settlement cycle for the scheduled closing on November 15, 2019, which may exacerbate the foregoing risks; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2018, our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2019 and September 30, 2019 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission's website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Steve Klimas
(646) 668-3582
sklimas@ondeck.com

Media Contact:
Jim Larkin
(203) 526-7457
jlarkin@ondeck.com

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SOURCE On Deck Capital, Inc.